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Exhibit 99
                                                              PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE SECOND QUARTER OF FISCAL 2008

Red Bank, N.J.  April 30, 2008    The Trustees of North European Oil Royalty
Trust (NYSE-NRT) today announced a quarterly distribution of 98 cents per unit for the second quarter of fiscal 2008, payable on May 28, 2008 to holders of record on May 16, 2008. Natural gas sold during the first calendar quarter of 2008 is the primary source of royalty income on which the May distribution is based. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of 98 cents was 22.5% higher than the distribution of 80 cents for the second quarter of fiscal 2007. The major reasons behind the increase in the distribution payable were increases in gas prices, particularly for gas sold from the higher royalty rate area of western Oldenburg, and a higher average exchange rate for the Euro for the quarter just ended compared to the prior year's equivalent quarter. These two factors offset the decline in gas sales. Further details will be available in the press release announcing the Trust's net income scheduled for release on or about May 13, 2008.

The cumulative 12-month distribution, which includes this May distribution and the three prior quarterly distributions, is $2.96 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.